Exhibit 99.1

iPayment Reports Unaudited Financial Results for Third Quarter and First Nine Months of 2014

NEW YORK--(BUSINESS WIRE)--November 17, 2014--iPayment Holdings, Inc. (“Holdings”) and iPayment, Inc. (“iPayment” or the “Company”) today announced their unaudited financial results for the three months and nine months ended September 30, 2014. All operations are conducted through iPayment and its subsidiaries. Holdings is a holding company that does not have any operations or material assets other than its ownership of iPayment and its subsidiaries. The financial results of Holdings are substantially the same as those of iPayment with the exception of interest expense, income tax provision (benefit) and net and comprehensive income (loss). The financial results discussed below represent those of iPayment and its consolidated subsidiaries, except where otherwise noted.

For the third quarter of 2014, the Company processed $5.9 billion of total transaction volume, a 4.6% increase from the third quarter of 2013. For the third quarter of 2014, the Company processed 90.3 million transactions, an increase of 3.7% from the third quarter of 2013. Total revenues increased by 6.5% to $178.6 million for the third quarter of 2014 from $167.8 million for the third quarter of 2013. This increase was primarily due to higher volume per merchant, partially offset by a lower number of merchants on file during the third quarter of 2014 versus the third quarter of 2013. Revenues, net of interchange, increased 1.5% to $79.0 million for the third quarter of 2014 compared with $77.8 million for the third quarter of 2013.

Income from operations decreased 7.4% to $10.9 million for iPayment and its consolidated subsidiaries and 7.3% to $10.8 million for Holdings and its consolidated subsidiaries for the third quarter of 2014, compared with $11.7 million for both iPayment and its consolidated subsidiaries and Holdings and its consolidated subsidiaries for the third quarter of 2013. Income from operations for the third quarter of 2014 was affected by higher sales and marketing expense, as well as higher fees charged by the card associations. Results for the third quarter of 2014 included $0.1 million in embezzlement recoveries and $0.2 million of investigation and remediation costs associated with the matters described in the Company’s November 5, 2012 Report on Form 8-K. Excluding stock-based compensation, certain non-recurring charges, and embezzlement recoveries and costs, income from operations for the third quarter of 2014 would have been $11.8 million versus $12.9 million in the comparable period in 2013. At the end of September 2014, the Company had approximately 104,000 active merchants and approximately 150,000 merchants on file from which it generated revenue.

For the third quarter of 2014, the Company had a net and comprehensive loss of $4.7 million and Consolidated EBITDA of $23.1 million, compared with a net and comprehensive loss of $7.0 million and Consolidated EBITDA of $25.9 million for the third quarter of 2013. The improvement in net and comprehensive loss for the third quarter of 2014 reflected the recording of an income tax benefit for the third quarter of 2014 compared to the provision for the third quarter of 2013.

For the first nine months of 2014, the Company processed $16.9 billion of total transaction volume, a 1.9% increase from $16.5 billion for the first nine months of 2013. Total revenues increased by 4.4% to $519.6 million for the first nine months of 2014 from $497.7 million for the first nine months of 2013. Revenues, net of interchange, increased 0.6% to $236.6 million for the first nine months of 2014 compared with $235.3 million for the first nine months of 2013. Income from operations increased 10.4% to $33.6 million for iPayment and its consolidated subsidiaries and 10.5% to $33.5 million for Holdings and its consolidated subsidiaries for the first nine months of 2014, compared with $30.5 million for iPayment and its consolidated subsidiaries and $30.3 million for Holdings and its consolidated subsidiaries for the first nine months of 2013. Excluding stock-based compensation, certain non-recurring charges, and embezzlement recoveries and costs, income from operations for the first nine months of 2014 would have been $36.2 million, a decrease of 9.7% from the comparable period in 2013. Results for the first nine months of 2014 included $0.4 million in embezzlement recoveries and $0.6 million of investigation and remediation costs associated with the matters described in the Company’s November 5, 2012 Report on Form 8-K.

In addition, on November 7, 2014, Holdings and iPayment launched exchange offers and related consent solicitations (collectively, the “Exchange Offers”) to holders of iPayment’s outstanding 10.25% Senior Notes due 2018 and holders of Holdings’ outstanding 15.00%/15.00% Senior Notes due 2018. For details of the Exchange Offers, please see Holdings and iPayment’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2014.

Conference Call

Management will hold a conference call on Monday, November 17, 2014, at 10:00 a.m. (Eastern Time) to discuss the Company’s results for the third quarter and first nine months of 2014. Participants should dial 719-325-2215 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on Monday, November 17, 2014, and will continue to be available for one week thereafter, by dialing 719-457-0820 and entering confirmation code 3213230.

The live broadcast of iPayment’s conference call will be available online at www.ipaymentinc.com or http://www.videonewswire.com/event.asp?id=100789 on November 17, 2014, beginning at 10:00 a.m. (Eastern Time). The online replay will be available at approximately 1:00 p.m. (Eastern Time) on November 17, 2014, and will continue to be available for one week thereafter.

Forward-Looking Statements

Information in this press release may contain “forward-looking statements” about Holdings and iPayment. These forward-looking statements are subject to risks, uncertainties and assumptions, many of which are beyond our control, and are not guarantees of future results, performance or achievements, and actual results, performance or achievements could differ materially from our current expectations as a result of numerous factors, including but not limited to the following: unanticipated effects from the reported financial misconduct by certain of our former employees; the impact of our prior restatement on the Company’s material agreements; acquisitions; liability for merchant chargebacks; restrictive covenants governing our indebtedness; actions taken by our bank sponsors; migration of merchant portfolios to new bank sponsors; our reliance on card payment processors and on independent sales organizations; changes in interchange fees; risks associated with the unauthorized disclosure of data; imposition of taxes on Internet transactions; actions by our competitors; and risks related to the integration of companies and merchant portfolios that we have acquired or may acquire. These and other risks are more fully disclosed in our filings with the SEC, including, without limitation, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

About iPayment

iPayment provides credit and debit card payment processing services to small merchants across the United States. iPayment’s payment processing services enable merchants to accept credit cards from VISA, MasterCard, American Express, Discover and Diners Club, as well as other forms of payment, including debit cards, checks, gift cards and loyalty programs. iPayment provides payment processing services to approximately 150,000 merchants throughout the United States.

Reconciliation of iPayment “Consolidated EBITDA” (Non-GAAP)
to “Net and Comprehensive Income (Loss)” (GAAP)

This press release includes a presentation of Consolidated EBITDA which is a “non-GAAP financial measure” as defined under rules of the SEC. Consolidated EBITDA is defined as EBITDA adjusted to give effect to certain items that are required in calculating covenant compliance under our senior secured credit facilities, governed by the Credit Agreement, dated May 6, 2011, entered by iPayment with Holdings, the subsidiaries of iPayment identified therein as guarantors, JPMorgan Chase Bank, N.A. and the other lenders party thereto, as amended (the “Credit Agreement”), filed as Exhibit 10.1 to iPayment’s Current Report on Form 8-K filed with the SEC on May 12, 2011. EBITDA measures are commonly used by management and investors as performance measures and liquidity indicators. We consider Consolidated EBITDA to be one of the key indicators of our ability to service our debt. However, Consolidated EBITDA is not considered a measure of financial performance under generally accepted accounting principles (“GAAP”), and it should not be considered as an alternative to income (loss) from operations, or other financial statement data presented in our unaudited interim consolidated financial statements as an indicator of our financial performance or liquidity, nor is it intended to be a measurement of free cash flows as such measure does not consider certain cash requirements such as debt service, capital expenditures and tax payments. Since Consolidated EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, each such measure, as presented, may not be comparable to other similarly titled measures of other companies.

Reconciliation of Consolidated EBITDA	Twelve Months Ended September 30,		Three Months Ended September 30,
	2014	2013	2014	2013
	In thousands of US$
Net and comprehensive income (loss)	$(18,543)	$(32,153)	$(4,651)	$(6,984)
Consolidated interest charges(1)(2)	67,029	65,021	16,799	16,611
Income tax provision (benefit)	(2,461)	14,251	(1,014)	2,454
Depreciation and amortization	44,868	53,425	10,312	12,503
Stock-based compensation	1,306	7,158	374	482
Restructuring charges and transaction costs(1)	23	22	-	-
Other non-recurring expenses which do not represent cash items(1)(3)	5,555	1,632	139	59
Pro forma credit for acquisitions and pro forma debit for dispositions(1)(4)	1,645	2,717	593	210
Legal, accounting and structuring fees, incurred in connection with the First Amendment to the Credit Agreement(1)	724	151	181	151
Compensation portion of the Flagship Asset Purchase Amendment(1)(5)	-	4,000	-	-
Signing bonus in connection with the Flagship Merchant Services Amended and Restated Executive Employment Agreement(1)	1,927	720	416	432
Consolidated EBITDA	$102,073	$116,944	$23,149	$25,918

(1) As defined in the Credit Agreement.

(2) Includes all interest and related expenses associated with borrowed money including restricted payments made to iPayment Holdings, Inc. in connection with the payment of interest on borrowed money of iPayment Holdings, Inc.

(3) In the twelve months ended September 30, 2014, $4,966 relates to charges taken in connection with the fair value assessment of intangible assets related to trade names.

(4) In the twelve months ended September 30, 2014 and 2013, represents amounts as if an acquisition or disposition had occurred as of the first day of the most recent four quarter period to the extent not otherwise included in iPayment’s financial statements in accordance with GAAP. In the three months ended September 30, 2014 and 2013, represents amounts as if an acquisition or disposition occurred as of the first day of the most recent quarter to the extent not otherwise included in iPayment’s unaudited interim consolidated financial statements.

(5) Represents the portion of the cash payment associated with the Flagship Asset Purchase Amendment determined to be compensation expense.

Reconciliation of iPayment “Consolidated EBITDA” (Non-GAAP)
to “Net and Comprehensive Income (Loss)” (GAAP) (Continued)

Consolidated EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. For example, Consolidated EBITDA:

  does not reflect the Company’s historical cash expenditures, or future requirements, for capital expenditures or contractual commitments;
  does not reflect changes in, or cash requirements for, our working capital needs;
  does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;
  does not reflect our income tax expenses or the cash requirements to pay our taxes; and
  although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and the foregoing metrics do not reflect any cash requirements for such replacements.

Other companies in our industry may calculate Consolidated EBITDA differently than we do, limiting its usefulness as a comparative measure. Because of this limitation, Consolidated EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for this limitation by relying primarily on the Company’s GAAP results and using Consolidated EBITDA for supplemental purposes only. Additionally, Consolidated EBITDA is not an alternative measure of financial performance under GAAP and therefore should be considered in conjunction with net and comprehensive income (loss) and other performance measures such as operating income or net cash provided by operating activities and not as alternatives to such GAAP measures. In evaluating this non-GAAP financial measure, you should be aware that in the future we may incur expenses similar to the expenses eliminated in this presentation. Our presentation of Consolidated EBITDA should not be construed as an inference that our future results will not be affected by unusual or non-recurring items.

CONTACT:
iPayment Holdings, Inc.
Mark Monaco, 212-802-7200
Chief Financial Officer